SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

----------------

SCHEDULE 13G
(Rule 13d-102)

----------------

INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. _____________)*

SILVER PEARL ENTERPRISES, INC.

 (Name of Issuer)

Common Stock, $.001 par value
(Title of Class of Securities)

82807T 10 9
(CUSIP Number)

December 20, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
[ ]  Rule 13d-1(b)
[ X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

-----------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                                                     PAGE 2 OF 9

CUSIP No. 82807T 10 9
-----------------------------------------------------------------------------
    (1)  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               TriPoint Capital Advisors, LLC (EIN No. 522323474)
-----------------------------------------------------------------------------
    (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                   (b) [x]
-----------------------------------------------------------------------------
    (3)  SEC USE ONLY

-----------------------------------------------------------------------------
    (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                 Maryland
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                   0
SHARES
              -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                   480,000
OWNED BY       _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                   0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                   480,000
-----------------------------------------------------------------------------
    (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
         480,000
-----------------------------------------------------------------------------
   (10)  CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
   (11)  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
         8.43%1
-----------------------------------------------------------------------------
   (12)  TYPE OF REPORTING PERSON
         C0
-----------------------------------------------------------------------------

1 All percentages herein are based on 5,696,800 shares of Common Stock reported to be outstanding as of October 31, 2006 as reflected in the 10-QSB filed for the three months ending September 30, 2006.

Schedule 13G                                                     PAGE 2 OF 9

CUSIP No. 82807T 10 9

-----------------------------------------------------------------------------
    (1)  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               TriPoint Holdings, LLC (EIN No. 320056160)
-----------------------------------------------------------------------------
    (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                   (b) [x]
-----------------------------------------------------------------------------
    (3)  SEC USE ONLY

-----------------------------------------------------------------------------
    (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                 Maryland
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                   0
SHARES
              -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                   480,000
OWNED BY       _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                   0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                   480,000
-----------------------------------------------------------------------------
    (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
         480,000
-----------------------------------------------------------------------------
   (10)  CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
   (11)  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
         8.43%
-----------------------------------------------------------------------------
   (12)  TYPE OF REPORTING PERSON
         CO
-----------------------------------------------------------------------------

Schedule 13G                                                     PAGE 3 OF 9

CUSIP No. 82807T 10 9
-----------------------------------------------------------------------------
    (1)  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Michael Boswell
-----------------------------------------------------------------------------
    (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                   (b) [x]
-----------------------------------------------------------------------------
    (3)  SEC USE ONLY

-----------------------------------------------------------------------------
    (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                   0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                   480,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                   0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                   480,000
-----------------------------------------------------------------------------
    (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
         480,000
-----------------------------------------------------------------------------
   (10)  CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
   (11)  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
         8.43%
-----------------------------------------------------------------------------
   (12)  TYPE OF REPORTING PERSON
         IN
-----------------------------------------------------------------------------

Schedule 13G                                                     PAGE 4 OF 9

CUSIP No. 82807T 10 9

-----------------------------------------------------------------------------
    (1)  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Louis Taubman
-----------------------------------------------------------------------------
    (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                   (b) [x]
-----------------------------------------------------------------------------
    (3)  SEC USE ONLY

-----------------------------------------------------------------------------
    (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                   0
SHARES
               -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                   480,000
OWNED BY
               -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                   0
REPORTING
               -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                   480,000

-----------------------------------------------------------------------------
    (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
         480,000
-----------------------------------------------------------------------------
   (10)  CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
   (11)  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
         8.43%
-----------------------------------------------------------------------------
   (12)  TYPE OF REPORTING PERSON

         IN
-----------------------------------------------------------------------------

Schedule 13G                                                     PAGE 5 OF 9

CUSIP No. 82807T 10 9
-----------------------------------------------------------------------------
    (1)  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Mark Elenowitz
-----------------------------------------------------------------------------
    (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                   (b) [x]
-----------------------------------------------------------------------------
    (3)  SEC USE ONLY

-----------------------------------------------------------------------------
    (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                   0
SHARES
               -------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                   480,000
OWNED BY
               -------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                   0
REPORTING
               -------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                   480,000

-----------------------------------------------------------------------------
    (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
         480,000
-----------------------------------------------------------------------------
   (10)  CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
-----------------------------------------------------------------------------
   (11)  PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (9)
         8.43%
-----------------------------------------------------------------------------
   (12)  TYPE OF REPORTING PERSON

         IN
-----------------------------------------------------------------------------

Schedule 13G	PAGE 6 OF 9

ITEM 1(a).  NAME OF ISSUER:
            Silver Pearl Enterprises, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            1541 E. Interstate 30, Suite 140 Rockwall, TX 75087

ITEM 2(a).  NAME OF PERSON FILING:

    This statement is filed by:
         (i) TriPoint Capital Advisors, LLC ("TriPoint"), a Maryland limited liability company, with respect to the Securities beneficially owned by it;

(ii)TriPoint Holdings, LLC (“Holdings”), a Maryland limited liability company, is a holding company that owns 100% of TriPoint.

          (iii)-(v)  Michael Boswell, Louis Taubman and Mark Elenowitz are the Managers of TriPoint and

              Holdings.

              The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Schedule 13G                                                  PAGE 7 OF 9

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
           The business address of each of the Reporting Persons is 400 Professional Drive, Suite 310, Gaithersburg, Maryland 20879.

ITEM 2(c).  CITIZENSHIP:
           TriPoint and Holdings are Maryland limited liability companies. Michael Boswell, Louis Taubman and Mark Elenowitz are United States citizens.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES: Common Stock,$.001 par value

ITEM 2(e).  CUSIP NUMBER:      82807T 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) or (c),
CHECK WHETHER THE PERSON FILING IS A:

(a)	[ ]	Broker or dealer registered under Section 15 of the Act

(b)	[ ]	Bank as defined in Section 3(a)(6) of the Act

(c)	[ ]	Insurance Company as defined in Section 3(a)(19) of the Act

(d)	[ ]	Investment Company registered under Section 8 of the Investment Company Act

(e)	[ ]	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

(f)	[ ]	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g)	[ ]	Parent Holding Company, in accordance with Rule 13d- 1(b)(ii)(G);

(h)	[ ]	Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	[ ]	Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

(j)	[ ]	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

         TriPoint is a Maryland limited liability company, which is 100% owned by Holdings. Messrs. Michael

         Boswell, Louis Taubman and Mark Elenowitz are the Managers of TriPoint and Holdings and, as such, they may be deemed to control such entities and therefore be the beneficial owners of the securities in this

  Schedule 13G.

      A. TriPoint
        (a) Amount beneficially owned: 480,000
        (b) Percent of class: 8.43%
        (c) Number of shares as to which such person has:
                (i)    sole power to vote or to direct the vote
                       0
                 (ii)   shared power to vote or to direct the vote
                       480,000
                 (iii)  sole power to dispose or to direct the disposition
                       of 0
                 (iv)   shared power to dispose or to direct the disposition
                       of 480,000

       B. Holdings
        (a) Amount beneficially owned: 480,000
        (b) Percent of class: 8.43%
        (c) Number of shares as to which such person has:
                (i)    sole power to vote or to direct the vote
                       0
                 (ii)   shared power to vote or to direct the vote
                       480,000
                 (iii)  sole power to dispose or to direct the disposition
                       of 0
                 (iv)   shared power to dispose or to direct the disposition
                       of 480,000

C. Michael Boswell
       (a) Amount beneficially owned: 480,000
        (b) Percent of class: 8.43%
        (c) Number of shares as to which such person has:
                (i)    sole power to vote or to direct the vote
                       0
                 (ii)   shared power to vote or to direct the vote
                       480,000
                 (iii)  sole power to dispose or to direct the disposition
                       of 0
                 (iv)   shared power to dispose or to direct the disposition
                       of 480,000

D. Louis Taubman
(a)  Amount beneficially owned: 480,000
 (b)  Percent of class: 8.43%
 (c)  Number of shares as to which such person has:
         (i)    sole power to vote or to direct the vote
                       0
          (ii)   shared power to vote or to direct the vote
                       480,000

          (iii)  sole power to dispose or to direct the disposition
                       of 0
          (iv)   shared power to dispose or to direct the disposition
                       of 480,000

E. Mark Elenowitz
(a) Amount beneficially owned: 480,000
(b) Percent of class: 8.43%
(c) Number of shares as to which such person has:
        (i)    sole power to vote or to direct the vote
                       0
         (ii)   shared power to vote or to direct the vote
                       480,000
         (iii)  sole power to dispose or to direct the disposition
                       of 0
          (iv)   shared power to dispose or to direct the disposition
                       of 480,000

Schedule 13G                                                     PAGE 8 OF 9

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not Applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not Applicable.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

Schedule 13G                                                    PAGE 9 OF 9

ITEM 10.  CERTIFICATION.

          Each of the Reporting Persons hereby make the following certification:

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: December 21, 2006	/s/ Michael Boswell
Michael Boswell, individually and as Manager of
TriPoint Capital Advisors, LLC and TriPoint Holdings, LLC

DATED: December 21, 2006	/s/ Louis Taubman
Louis Taubman, individually and as Manager of TriPoint Capital Advisors, LLC and TriPoint Holdings, LLC

DATED: December 21, 2006	/s/ Mark Elenowitz
Mark Elenowitz, individually and as Manager of
TriPoint Capital Advisors, LLC and TriPoint Holdings, LLC